Filed Pursuant to Rule 424(b)(3)

Registration No. 333-235915

PROSPECTUS SUPPLEMENT NO. 2

Dated March 3, 2020

4,157,006 Shares of Common Stock

Beyond Air, Inc.

This Prospectus Supplement No. 2 amends and supplements the Prospectus dated January 23, 2020, as amended on February 26, 2020, (the “Prospectus”) of Beyond Air, Inc. relating to the offer and sale from time to time by certain selling stockholders of up to 4,157,006 shares of common stock of Beyond Air, Inc. (the “Common Stock”).

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this Prospectus. Any representation to the contrary is a criminal offense.

The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to correctly reflect the names of the selling stockholders and the amount of shares held by them as set forth in the books and records of the Company. Accordingly this Supplement No. 2 amends the Selling Stockholders table beginning on page 90 in the Prospectus by correcting the amount of shares held by Empery Tax Efficient II, LP and adding Empery Tax Efficient, LP to the selling stockholder table. The amounts do not change the total number of shares registered in the prospectus. The percentage of beneficial ownership is based on 14,645,264 shares of common stock outstanding at February 25, 2020. All other information in the Prospectus shall remain unchanged.

Shareholder	Shares Owned Prior to the Offering	Number of Shares Offered		Shares Owned After the Offering	Percentage
Empery Tax Efficient, LP	36,372	36,372	(2)	0	*	%
Empery Tax Efficient II, LP	57,492	57,492	(2)	0	*	%

*less than 1% (2) January 2017 and February 2017 warrant